1155 Rene-Levesque Boulevard West, Suite 2720
                                                       Montreal, Quebec, H3B 2K8
[LETTER HEAD]                                 T(514) 337-2447 // F(514) 337 0985




AVENSYS INC. ANNOUNCES CLOSING OF ITS ACQUISITION OF ITF OPTICAL TECHNOLOGIES INC. ASSETS

MONTREAL, CANADA - (April 19, 2006) - Avensys Inc., a wholly-owned subsidiary of Manaris Corporation (OTCBB: MANS) (FRANKFURT WKN: A0F5LD), today announced the closing of its acquisition of most of the assets of ITF Optical Technologies Inc. Details pertaining to the acquisition were originally announced on April 5, 2006.

ABOUT AVENSYS INC.
Avensys, through its Avensys Solutions division, is an industry leader in providing environmental monitoring of air, water and soil, as well as buildings and materials in the Canadian marketplace. Avensys' reputation is built on a successful track record of solving environmental monitoring problems, from real time monitoring of physical variables or chemical levels, to macro scale wireless landslide and flood warning systems.

Avensys Technologies, Avensys' manufacturing division, produces and distributes Fiber Bragg Grating and other optical components & instrumentation worldwide. Avensys is also a pioneer in the development of packaged fiber-based sensors and possesses leading edge intellectual property. For more information, please visit www.avensys.ca.

ABOUT ITF OPTICAL TECHNOLOGIES INC.
ITF Optical Technologies is a privately-held designer and manufacturer of passive photonic components and modules based on its proprietary All-Fiber(R) technology. ITF components and solutions offer a strong combination of design flexibility, optical performance and long-term reliability. For more information on ITF, visit www.itfoptical.com.

ABOUT MANARIS CORPORATION
Manaris Corporation, through its two wholly-owned subsidiaries, offers risk mitigation solutions. C-Chip Technologies (North America) specializes in the high-tech sector of the security industry, offering technology that allows business users to efficiently access, control, manage and monitor remote assets at low costs. Avensys enables businesses to monitor different types of environments, including air, soil and water, as well as buildings and materials. Avensys also produces fiber optic components and sensors. For more information please visit www.manariscorp.com. Forward-Looking Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

CONTACTS:
John Fraser
President and CEO, Manaris Corporation
514.337.2447
jgfraser@manariscorp.com
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Martin d'Amours
President and CEO, Avensys
514.428.6766
mdamours@avensys.ca
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Linda Farha
Zenergy Communications
514.273.4034
linda@zenergycom.com
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